Exhibit 10.3

CONDITIONAL GUARANTY

In consideration of Citibank, N.A.’s (“CITI”) commitment to purchase certain Schedule A Loans from Clearpoint Funding, Inc. (“Correspondent,”) pursuant to that certain Correspondent Loan Purchase Agreement between CITI and Correspondent (“Agreement”) and CITI’s 2/29/12 Special Bulletin accommodation to Correspondent describing a Modified Process for purchase of the Schedule A Loans (the “2/29/12 Bulletin”), Gleacher & Company, Inc. (“Guarantor”) hereby agrees with, and provides the following guarantees to CITI:

1.              Guarantor guarantees to CITI CF’s repurchase obligations set forth in the 2/29/12 Special Bulletin with respect to the Schedule A Loans in accordance with the following conditions.  Guarantor agrees that when CITI has exercised its rights under the 2/29/12 Bulletin and has required repurchase of any of the Schedule A Loans under the 2/29/12 Bulletin (each a “Required Schedule A Repurchase”) and Correspondent has failed to honor the Required Schedule A Repurchase,  then, after 10 business days’ prior notice, Guarantor will promptly pay to CITI the amount due pursuant to any such Required Schedule A Repurchase.  The Repurchase Price for any Required Schedule A Repurchase shall be set in accordance with the Glossary provisions of the Agreement.  Guarantor’s conditional payment obligations set forth in this Paragraph 1 referred to herein as the “Guaranteed Obligations”.

2.              Guarantor agrees that CITI without notice or demand except as set forth in paragraph 1 above and without affecting Guarantor’s liability hereunder, from time to time to renew, modify, compromise, extend, accelerate or otherwise change the time and/or manner and/or place for Correspondent’s payment obligations without affecting Guarantor’s liability hereunder; and, except as set forth in paragraph 1 above, CITI may proceed against Correspondent or Guarantor for the balance of the Guaranteed Obligations then due without resort to the other.

3.              No delay on the part of CITI in exercising, nor any single or partial exercise by CITI, nor any failure by CITI to exercise, any power or right hereunder or under the Agreement shall operate as a waiver thereof; the rights and remedies expressly specified hereunder and under the Agreement are cumulative and not exclusive of any rights or remedies which CITI may or shall otherwise have.

4.              Guarantor hereby waives, to the fullest extent permitted by law:  (i) except as set forth in paragraph 1 above, presentment, demand, protest, diligence, notice of demand, notice of protest, notice of dishonor, notice of nonperformance, notice of non-payment, notice of acceptance and all other notices and other formalities which may be required by statute, rule of law or otherwise to preserve intact CITI’s rights against Guarantor under this Guaranty; (ii) except as set forth in paragraph 1 above, any right to require CITI to proceed against Correspondent or to pursue any other remedy in CITI’s power before CITI’s pursuit of Guarantor; (iii) any defense arising by reason of any disability or other defense of Correspondent or by reason of the cessation from any cause whatsoever of the liability of Correspondent other than full performance of the Guaranteed Obligations; (iv) all statutes of limitations as a defense in any action or proceeding brought against Guarantor by CITI, to the fullest extent permitted by law (and Guarantor agrees that any partial payment by Correspondent or other circumstances which operate to toll any statute of limitations as to Correspondent shall also operate to toll the statute of limitations as to Guarantor); (v) all benefits and defenses purporting to reduce  Guarantor’s obligations in proportion to the Guaranteed Obligations; (vi) any defense based on any action taken or omitted by CITI in any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships; and (vii) all other rights and remedies now or hereafter accorded by applicable law to sureties or guarantors.  Guarantor hereby acknowledges that Guarantor shall be liable for the Guaranteed Obligations even if Correspondent ceases to be liable and Guarantor further acknowledges that Guarantor’s liability shall continue even if  CITI’s remedies or rights against Correspondent are in any way impaired or suspended without Guarantor’s consent, whether or not due to the act or omission of CITI.

5.              Guarantor agrees that no payment from Correspondent to Guarantor pursuant to any indebtedness of Correspondent now or hereafter held by Guarantor shall reduce or affect in any manner the liability of Guarantor under this Guaranty for any Guaranteed Obligations remaining outstanding.

6.              Notwithstanding any modification of any of CITI’s rights or remedies under the Agreement or under any modification or other agreement, which may occur in any bankruptcy or reorganization case or proceeding concerning Correspondent, whether permanent or temporary, and whether or not assented to by CITI, Guarantor hereby agrees that Guarantor shall be obligated under this Guaranty to pay and perform all of the Guaranteed Obligations in accordance with the terms of this Guaranty as specified in paragraph 1.  Guarantor understands and acknowledges that by virtue of this Guaranty, Guarantor has specifically assumed any and all risks of a bankruptcy, reorganization, or other case or proceeding under any bankruptcy law with respect to Correspondent.  As an example, and not by way of limitation, a subsequent modification of the Agreement or any Correspondent obligation in any bankruptcy, reorganization or other case or proceeding under any bankruptcy law concerning Correspondent shall not affect the obligation of Guarantor under this Guaranty to pay or perform the Guaranteed Obligations arising under the Agreement in accordance with its original terms.

7.              In the event any payment by Correspondent to CITI is held to constitute a preference or fraudulent transfer under any applicable federal or state laws, including any bankruptcy laws, or if for any reason CITI is required to refund part or all of any payment or pay the amount thereof to any other party, such payment by Correspondent to CITI shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to CITI upon demand.  This Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.  It is the intention of CITI and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

This Guaranty shall terminate when any and all Guaranteed Obligations in connection with any and all Required Schedule A Repurchase obligations under the 2/29/12 Special Bulletin have been satisfied in full.

IN WITNESS WHEREOF, Guarantor has executed this Conditional Guaranty as of the date written below.

GLEACHER & COMPANY, INC., AS GUARANTOR

By:	/s/ John Griff	Dated:	February 29, 2012
SIGNATURE

John Griff, Chief Operating Officer
NAME & TITLE